Exhibit 99.1

Electromed, Inc. Delivers Continued Growth in Fiscal 2027 First Quarter

16th consecutive quarter of year-over-year revenue and operating income growth

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2026 (“Q1 FY 2027”).

Q1 FY 2027 Company Highlights

●	Net revenues were $18.7 million in Q1 FY 2027, a 10.6% increase from $16.9 million in the first quarter of the prior fiscal year, driven by a 17.6% increase in the core homecare market.

●	Operating income increased to $3.5 million, a 30.7% increase from the first quarter of the prior fiscal year, and 18.7% of net revenues.

●	Net income was $2.8 million, or $0.32 per diluted share, representing an increase of 29.3%, compared to $2.1 million, or $0.25 per diluted share in the first quarter of the prior fiscal year.

“We delivered our 16th consecutive quarter of year-over-year revenue and operating income growth, with double-digit revenue growth, a 30.7% increase in operating income and an 80.0% gross margin—demonstrating the strength of our direct-to-patient model and operating leverage. We also returned $4.3 million to shareholders through share repurchases while remaining debt-free. With a strong balance sheet and high-performing sales and fulfillment teams, Electromed is well positioned to bring SmartVest® therapy to more patients who need to breathe easier,” said Jim Cunniff, President and Chief Executive Officer.

Q1 FY 2027 Results

All amounts below are for the three months ended September 30, 2026, and compare to the three months ended September 30, 2025 (“Q1 FY 2026”).

Net revenues grew 10.6% to $18.7 million, from $16.9 million.

Revenue in our direct homecare business increased by 17.6% to $17.5 million, from $14.9 million. The increase in revenue was primarily due to an increase in sales representatives and increased sales representative productivity. Throughout Q1 FY 2027, we averaged 63 homecare field sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q1 FY 2027 was $1,109,000, within Electromed’s target range for the year of $1,050,000 to $1,150,000.

Non-homecare revenue was $1.2 million. Hospital revenue was $0.7 million, a decrease of 31.6%. Homecare distributor revenue was $0.4 million, a decrease of 55.9%. Other revenue was $0.1 million, a decrease of 23.0%.

Gross profit increased year-over-year to $14.9 million or 80.0% of net revenues from $13.2 million or 78.1% of net revenues. The increase in gross profit was primarily a result of increased overall revenue and the increase in gross profit percentage was due to revenue mix.

Selling, general and administrative (“SG&A”) expenses were $11.2 million, representing an increase of $0.9 million, or 8.6%. The increase in the current period was primarily due to increased salaries and incentive compensation, travel and meals related to the higher average sales representative headcount and higher overall compensation costs.

Operating income was $3.5 million or 18.7% of net revenues, compared to $2.7 million, or 15.8% of net revenues. The 30.7% increase in operating income was primarily due to the increases in revenue and gross profit.

Net income increased by 29.3% to $2.8 million, or $0.32 per diluted share, compared to $2.1 million, or $0.25 per diluted share.

As of September 30, 2026, Electromed had $15.9 million in cash, $30.3 million in accounts receivable and no debt, achieving a working capital of $44.9 million and total shareholders’ equity of $52.5 million. The cash balance reflects a decrease of $4.6 million for the three months ended September 30, 2026, compared to a decrease in cash of $1.2 million in the three months ended September 30, 2025. The decrease in cash for the three months ended September 30, 2026, was driven primarily by share repurchases of $4.3 million of Electromed common stock.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, November 10, 2026.

Interested parties may participate in the call by dialing (877) 407-3982 (Domestic) or (201) 493-6780 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1778024&tp_key=72949ff6b5

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the Access ID 13763053. Additionally, an online replay of the webcast will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our targeted annualized homecare revenue per sales representative, our growth prospects and ability to bring SmartVest® therapy to more patients, our capital allocation, including share repurchases, and our liquidity and financial position. Forward-looking statements can generally be identified by words such as "anticipate," "believe," "continue,” “expect,” “may,” "plan," "positioned," “potential,” “target,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, our ability to obtain and maintain reimbursement from Medicare, Medicaid, or private insurance payers for our products; component or raw material shortages, changes to lead times or significant price increases, inflationary trends in electronic components, and uncertainty related to trade regulations (including, but not limited to, changes to tariffs); adverse changes to state and federal health care regulations; our ability to maintain regulatory compliance and to gain future regulatory approvals and clearances; entry of new competitors including new drug or pharmaceutical discoveries; adverse economic and business conditions or intense competition; our ability to attract, train and retain personnel and remain competitive with wage inflation; rising energy costs and geopolitical conflicts; technical problems with our research and products; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the hospital or homecare distributor channels; adverse international health care regulation impacting current international business; our ability to renew our line of credit or obtain additional credit as necessary; and our ability to protect and expand our intellectual property portfolio, as well as other factors we may describe from time to time in Electromed’s reports filed with the Securities and Exchange Commission (including Electromed’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2026	June 30, 2026
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$15,875,000	$20,450,000
Accounts receivable (net of allowance for credit losses of $75,000 and $45,000 as of September 30, 2026, and June 30, 2026, respectively)	30,267,000	29,805,000
Contract assets	1,026,000	1,094,000
Inventories	3,811,000	3,681,000
Income tax receivable	405,000	1,168,000
Prepaid expenses and other current assets	810,000	1,170,000
Total current assets	52,194,000	57,368,000
Property and equipment, net	5,168,000	5,214,000
Finite-life intangible assets, net	379,000	379,000
Other assets	1,317,000	1,270,000
Deferred income taxes	2,036,000	2,036,000
Total assets	$61,094,000	$66,267,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,347,000	$2,643,000
Accrued compensation	2,830,000	6,071,000
Warranty reserve, current portion	534,000	1,899,000
Other accrued liabilities	1,550,000	1,609,000
Total current liabilities	7,261,000	12,222,000
Long-term warranty reserve	1,310,000	-
Other long-term liabilities	50,000	66,000
Total liabilities	8,621,000	12,288,000

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,236,585 and 8,366,163 shares issued and outstanding, as of September 30, 2026, and June 30, 2026, respectively	82,000	84,000
Additional paid-in capital	25,421,000	25,331,000
Retained earnings	26,970,000	28,564,000
Total shareholders’ equity	52,473,000	53,979,000
Total liabilities and shareholders’ equity	$61,094,000	$66,267,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2026	2025

Net revenues	$18,682,000	$16,887,000
Cost of revenues	3,745,000	3,690,000
Gross profit	14,937,000	13,197,000

Operating expenses
Selling, general and administrative	11,171,000	10,286,000
Research and development	277,000	241,000
Total operating expenses	11,448,000	10,527,000
Operating income	3,489,000	2,670,000
Interest income, net	148,000	134,000
Income before income taxes	3,637,000	2,804,000

Income tax expense	876,000	668,000

Net income	$2,761,000	$2,136,000

Earnings per share:

Basic	$0.33	$0.26

Diluted	$0.32	$0.25

Weighted-average common shares outstanding:
Basic	8,307,125	8,322,782
Diluted	8,761,404	8,681,703

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2026	2025
Cash Flows From Operating Activities
Net income	$2,761,000	$2,136,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	217,000	214,000
Amortization	49,000	45,000
Share-based compensation expense	435,000	458,000
Changes in operating assets and liabilities:
Accounts receivable	(462,000)	(96,000)
Contract assets	68,000	(134,000)
Inventories	(154,000)	(515,000)
Prepaid expenses and other assets	284,000	(241,000)
Income tax receivable, net	763,000	202,000
Accounts payable and accrued liabilities	(347,000)	448,000
Accrued compensation	(3,241,000)	(2,348,000)
Net cash provided by operating activities	373,000	169,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(165,000)	(252,000)
Expenditures for finite-life intangible assets	(37,000)	(15,000)
Net cash used for investing activities	(202,000)	(267,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	48,000	156,000
Taxes paid on net share settlement of stock awards	(466,000)	(229,000)
Repurchase of common stock	(4,328,000)	(1,003,000)
Net cash used for financing activities	(4,746,000)	(1,076,000)
Net decrease in cash and cash equivalents	(4,575,000)	(1,174,000)
Cash and cash equivalents
Beginning of period	20,450,000	15,287,000
End of period	$15,875,000	$14,113,000